PMA CAPITAL CORPORATION EXECUTIVE
DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective January 1, 1999)

MARCH 2001

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4.6	Valuation of Deferred Benefit Accounts	6
4.7	Suballocation Within Deferred Benefit Accounts	6
4.8	Investment Obligation of the Plan Sponsor	6

ARTICLE V - VESTING		6
5.1	Vesting Schedule	6

ARTICLE VI - BENEFITS		7
6.1	Normal Payment of Benefits	7
6.2	Special Payment of Benefits	8
6.3	Reduction of Amount of Benefit Payment in Certain Cases	9

ARTICLE VII - ADMINISTRATION OF THE PLAN		10
7.1	Administrator	10
7.2	Committee Action	10
7.3	Powers and Duties of the Administrator	11
7.4	Decisions of Administrator	12
7.5	Expenses	12
7.6	Eligibility to Participate	12
7.7	Insurance and Indemnification for Liability	12
7.8	Agent for Service of Legal Process	12
7.9	Delegation of Responsibility	12
7.10	Claims Procedure	12

ARTICLE VIII - AMENDMENT AND TERMINATION		14
8.1	Amendment or Termination	14

ARTICLE IX - MISCELLANEOUS		14
9.1	Funding	14
9.2	Status of Employment	14
9.3	Payments to Minors and Incompetents	14
9.4	Inalienability of Benefits	14
9.5	Governing Law	15
9.6	Severability	15
9.7	Required Information to Administrator	15
9.8	Income and Payroll Tax Withholding	15
9.9	Application of Plan	15
9.10	No Effect on Other Benefits	15
9.11	Inurement	16
9.12	Notice	16
9.13	Captions	16
9.14	Acceleration of Payments	16
9.15	Reporting and Disclosure Requirements	16
9.16	Gender and Number	16

ARTICLE X - ADOPTION BY AFFILIATED EMPLOYERS		17
10.1	Adoption of Plan	17
10.2	Withdrawal from Plan	17
10.3	Application of Withdrawal Provisions	17
10.4	Plan Sponsor Appointed Agent of Participating Companies	17

APPENDIX A - LIST OF PARTICIPATING COMPANIES		18

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PLAN EXHIBIT A - PLAN ADOPTION AGREEMENT	19

PLAN ADOPTION AGREEMENT - PENNSYLVANIA MANUFACTURERS' ASSOCIATION INSURANCE COMPANY	20

PLAN ADOPTION AGREEMENT - PMA CAPITAL INSURANCE COMPANY (FORMERLY PMA REINSURANCE CORPORATION)	21

PLAN ADOPTION AGREEMENT - CALIBER ONE INDEMNITY COMPANY	22

PLAN ADOPTION AGREEMENT - CALIBER ONE MANAGEMENT COMPANY, INC.	23

PLAN ADOPTION AGREEMENT - PMA MANAGEMENT CORPORATION	24

PLAN ADOPTION AGREEMENT - PMA RE MANAGEMENT COMPANY	25

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PMA CAPITAL CORPORATION EXECUTIVE
DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective January 1, 1999)

PREAMBLE

        WHEREAS, PMA CAPITAL CORPORATION, a Pennsylvania corporation (the “Plan Sponsor”) (then known as the Pennsylvania Manufacturers Corporation) and certain of its affiliated employers adopted the PMA CAPITAL CORPORATION EXECUTIVE DEFERRED COMPENSATION PLAN (the “Plan”) (then known as the PMC Executive Deferred Compensation Plan) originally effective February 1, 1988, to permit their eligible executives to defer receipt of a portion of their annual compensation, provided such executives are members of a select group of management and highly compensated employees within the meaning of Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and

        WHEREAS, the Plan Sponsor’s Board of Directors has reserved the right, in Article VIII of the Plan, to amend the Plan, provided that no amendment may reduce a participant’s benefit accrued as of the date of the amendment and further provided that written notice of such amendment is given to each participant and the beneficiary of any deceased participant; and

        WHEREAS, the Plan has been amended and restated several times, most recently in 1998; and

        WHEREAS, the Plan Sponsor desires to permit participants to defer receipt of compensation on an annual basis as well as during the annual enrollment period, to request the distribution of benefits in the event of unexpected hardship, to freeze employer matching contributions and to provide for immediate distribution of benefits under certain circumstances in the event of a change of control of the Plan Sponsor, effective January 1, 1999; and

        WHEREAS, the Plan Sponsor desires to have the rights to benefits, if any, of an eligible employee who neither renders personal services to the Plan Sponsor or one of its affiliated employers after December 31, 1998, nor has a balance credited to any account under the Plan as of December 31, 1998, to be determined in accordance with the provisions of the Plan in effect on the date that the employee’s personal services ceased;

        NOW THEREFORE, the Plan Sponsor hereby amends and restates the Plan, effective January 1, 1999, as follows:

ARTICLE I —DEFINITIONS

        The following words and phrases shall have the following meanings unless a different meaning is clearly required by the context:

        1.1 Administrator means the committee (hereinafter referred to as “Committee”) appointed by the President of the Plan Sponsor to serve as the Administrator of the Plan. If no such committee is appointed, the Plan Sponsor shall be the Administrator of the Plan.

        1.2 Affiliated Employer means a member of a group of employers, of which the Plan Sponsor is a member and which group constitutes:

(a) A controlled group of corporations (as defined in Section 414(b) of the Code);

(b) Trades or businesses (whether or not incorporated) which are under common control (as defined in Section 414(c) of the Code);

(c) Trades or businesses (whether or not incorporated) which constitute an affiliated service group (as defined in Section 414(m) of the Code); or

(d) Any other entity required to be aggregated with the Plan Sponsor pursuant to Section 414(o) of the Code and the Treasury regulations thereunder.

        1.3 Annual Distribution Period means the first 60 days of a Plan Year.

        1.4 Beneficiary means the individual, trust or other entity, designated in writing by a Participant, on a form filed with the Administrator, to receive payments in the event of the Participant’s death. In the event there is no designated beneficiary under the Plan, the beneficiary shall be (a) the Participant’s surviving spouse, or (b) if there is no surviving spouse, the Participant’s beneficiary under the Plan Sponsor’s group term life insurance program, or (c) if neither (a) nor (b) is applicable, the executors and/or administrators of the Participant’s estate.

        1.5 Board of Directors means the Board of Directors of the Plan Sponsor, as from time to time constituted, or any committee thereof which is authorized to act on behalf of the Board of Directors.

        1.6 Change of Control means a change of control of the Plan Sponsor of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or Item 1(a) of a Current Report on Form 8-K or any successor rule, whether or not the Plan Sponsor is then subject to such reporting requirements; provided that, without limitation, such a Change of Control shall be deemed to have occurred if:

     (a) Any “person”(as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or first becomes the “beneficial owner”(as determined for purposes of Regulation 13D-G under the Exchange Act as currently in effect), directly or indirectly, in a transaction or series of transactions, of securities of the Plan Sponsor representing more than 50% of the voting power of the Plan Sponsor’s voting capital stock (the “Voting Stock”); or

     (b) The consummation of a merger, or other business combination after which the holders of the Voting Stock do not collectively own 50% or more of the voting capital stock of the entity surviving such merger or other business combination, or the sale, lease, exchange or other transfer in a transaction or series of transactions of all or substantially all of the assets of the Plan Sponsor; or

     (c) At any time individuals who were either nominated for election by the Plan Sponsor’s Board of Directors or were elected by the Plan Sponsor’s Board of Directors cease for any reason to constitute at least a majority of the Plan Sponsor’s Board of Directors.

        1.7 Code means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such Section.

        1.8 Compensation means a Participant’s salary and any incentive pay, before reduction for employee contributions under this or any other nonqualified savings plan, a savings plan qualified under Section 401(k) of the Code or a cafeteria plan qualified under Section 125 of the Code and before reduction for qualified transportation fringes described in Prop. Treas. Reg. § 1.132-9, Q and A-11 et seq.

        1.9 Credit means additions to a Deferred Benefit Account.

        1.10 Deferral Agreement means a written agreement between a Participant and the Participating Company that employs him/her, whereby the Participant agrees to defer a portion of his/her Compensation and the Participating Company agrees to provide benefits under the Plan.

        1.11 Deferred Benefit Account means a bookkeeping account that is credited with a Participant’s Executive Deferral Contributions and, for Plan Years before January 1, 1999, Matching Contributions.

        1.12 Determination Date means March 31, June 30, September 30 and December 31 of each Plan Year.

        1.13 Education Account means a Deferred Benefit Account established for an Eligible Dependent of a Participant pursuant to Section 4.1.

        1.14 Eligible Dependent means a dependent of a Participant for federal income tax purposes who is less than 16 years old at the time that an Education Account is first established for him/her hereunder. An Eligible Dependent for whom an Education Account is established shall remain an Eligible Dependent until he/she attains age 18.

        1.15 Eligible Employee means an officer of a Participating Company, provided such officer is a member of a select group of management and highly compensated employees within the meaning of Section 201(2) of ERISA.

        1.16 Employment Termination Date means the date on which the Participant’s status as an employee of any Participating Company terminates.

        1.17 Enrollment Period means, for a calendar year, the 60 day period ending on the December 14th immediately preceding such calendar year.

        1.18 ERISA means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific Section of ERISA shall include such Section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such Section..

        1.19 Executive Deferral Contribution means the Plan contribution described in Section 3.1.

        1.20 Fixed Period Benefit Account means a Deferred Benefit Account established pursuant to Section 4.1.

        1.21 Investment Fund or Fund means any of the mutual funds which comprise The Vanguard Group of Investment Companies, other than a fund offered only to participants in tax-qualified retirement plans or a tax-advantaged fund except as otherwise restricted by the Administrator.

        1.22 Matching Contribution means a Participating Company’s contribution to the Plan for a Plan Year before 1999.

        1.23 Participant means an Eligible Employee who has met the conditions for participation contained in Article II. An individual who ceases to be an Eligible Employee shall nonetheless remain a Participant for purposes of benefit payments only, until all amounts due him/her under the Plan have been paid.

        1.24 Participating Company means the Plan Sponsor and each of its Affiliated Employers which, upon the approval of the Board of Directors, has agreed to participate in this Plan in accordance with the provisions of Article X. Each Participating Company is listed on Appendix A.

        1.25 Plan means the PMA CAPITAL CORPORATION EXECUTIVE DEFERRED COMPENSATION PLAN, as set forth in this document and as it may be amended from time to time.

        1.26 Plan Sponsor means PMA Capital Corporation, a Pennsylvania corporation.

        1.27 Plan Year means the calendar year.

        1.28 Restatement Effective Date means January 1, 1999. The original effective date of the Plan was February 1, 1988.

        1.29 Retirement Account means a Deferred Benefit Account established pursuant to Section 4.1.

        1.30 Unforeseen Financial Emergency means a Participant’s severe financial hardship due to an unforeseeable emergency resulting from a sudden and unexpected illness or accident of the Participant, or, a sudden and unexpected illness or accident of a dependent (as defined by Section 152(a) of the Code) of the Participant, or loss of the Participant’s property due to casualty, or other similar and extraordinary unforeseeable circumstances arising as a result of events beyond the control of the Participant. A need to send the Participant’s child to college or a desire to purchase a home is not an unforeseeable emergency. No Unforeseen Financial Emergency shall be deemed to exist to the extent that the financial hardship is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, (b) by borrowing from commercial sources on reasonable commercial terms to the extent that this borrowing would not itself cause a severe financial hardship, (c) by cessation of deferrals under the Plan, or (d) by liquidation of the Participant’s other assets (including assets of the Participant’s spouse and minor children that are reasonably available to the Participant) to the extent that this liquidation would not itself cause severe financial hardship. For the purposes of the preceding sentence, the Participant’s resources shall be deemed to include those assets of his or her spouse and minor children that are reasonably available to the Participant; however, property held for the Participant’s child under an irrevocable trust or under a Uniform Gifts to Minors Act custodianship or Uniform Transfers to Minors Act custodianship shall not be treated as a resource of the Participant. The Administrator shall determine whether the circumstances of the Participant constitute an unforeseeable emergency and thus an Unforeseen Financial Emergency within the meaning of this Section. Following a uniform procedure, the Administrator’s determination shall consider any facts or conditions deemed necessary or advisable by the Administrator, and the Participant shall be required to submit any evidence of the Participant’s circumstances that the Administrator requires. The determination as to whether the Participant’s circumstances are a case of an Unforeseen Financial Emergency shall be based on the facts of each case; provided however, that all determinations as to an Unforeseen Financial Emergency shall be uniformly and consistently made according to the provisions of this Section for all Participants in similar circumstances.

        1.31 Vested means the balance in a Participant’s Deferred Benefit Accounts to which the Participant has a nonforfeitable right, as determined under Section 5.1.

ARTICLE II —PARTICIPATION

        2.1 Commencement of Participation. Each employee who is a Participant in the Plan on January 1, 1999, shall remain a Participant. Each other employee shall become eligible to participate in the Plan when he/she becomes an Eligible Employee.

        2.2 Procedure For and Effect of Admission. An Eligible Employee shall become a Participant once he/she has completed such forms and provided such data as are reasonably required by the Administrator. By becoming a Participant, an Eligible Employee shall for all purposes be deemed conclusively to have assented to the provisions of this Plan and all amendments hereto.

ARTICLE III —PLAN CONTRIBUTIONS

        3.1 Executive Deferral Contribution. Subject to the provisions of Section 3.2, a Participant may authorize the Participating Company that employs him/her to reduce his/her Compensation by any fixed dollar amount and to have a corresponding amount credited to his/her Deferred Benefit Accounts, in accordance with Section 4.2. Such deferral election shall be made prior to the date on which the Participant performs services with respect to which the Compensation is earned. A Participant may make a separate election to reduce the amount of incentive pay paid to him/her by any percent of such incentive pay awarded.

        3.2 Rules Governing Executive Deferral Contributions

(a) The minimum amount that a Participant may elect to defer for a Plan Year is $1,000.

     (b) A Participant may elect any Annual Distribution Period with respect to a Fixed Period Benefit Account which is at least twenty-four months after the Enrollment Period in which the Annual Distribution

Period is elected. Notwithstanding the prior sentence, an individual who first becomes a Participant after the first day of a Plan Year may make an election under Section 3.1 effective as of the payroll period coincident with or next following the date such election is received by the Administrator and may further elect any Annual Distribution Period that is at least the second Annual Distribution Period following the date on which the individual became a Participant.

     (c) The amount of Compensation that a Participant elects to defer shall be credited to the Participant’s Deferred Benefit Accounts on or about the date on which the Participant is paid the nondeferred portion of the Compensation which is the source of the deferral.

     (d) A Participant’s election to defer Compensation is irrevocable once the Enrollment Period ends and shall remain in effect until the earlier of the Participant’s Employment Termination Date, or the end of the Plan Year for which the deferral is effective; provided, however, that once during the Plan Year the Participant may modify his/her election to change the amount of Compensation he/she elects to defer for the remainder of the Plan Year, such change to be effective for the pay period which is at least two months after the date it is received by the Plan Administrator.

     (e) Notwithstanding any provision to the contrary, once payments commence to be made pursuant to Section 6.1(b), a Participant may not allocate credits to the Education Account with respect to which such payments are made.

        3.3 No Matching Contribution. No Participating Company shall make a Matching Contribution to the Plan for any Plan Year beginning after 1998.

ARTICLE IV —PARTICIPANTS’ACCOUNTS

        4.1 Establishment of Accounts. One or more of the following Deferred Benefit Accounts shall be established with respect to each Participant:

(a) Retirement Account;

(b) Education Account; and

(c) Fixed Period Benefit Account.

        All contributions on behalf of a Participant shall be credited to the appropriate Deferred Benefit Accounts, in accordance with Section 4.2.

        4.2 Executive Benefit Allocation. A Participant's Deferral Agreement shall contain a written statement specifying the allocation of his/her anticipated Credits.

        4.3 Irrevocable Allocation. A Participant’s election to allocate anticipated Credits shall remain in effect until the earlier of his/her Employment Termination Date or the end of the Plan Year for which the election is effective; provided, however, that a Participant may modify his/her election to allocate Credits at any time he/she would be permitted to change the amount of Compensation he/she elects to defer for subsequent calendar quarters pursuant to Section 3.2(d) and subject to the limitations provided in Section 3.2(d).

        4.4 Allocation Among Investment Funds.

     (a) General. Except as provided in Section 4.4(b), a Participant may direct that the Credits be valued, in accordance with Section 4.6, as if the balance credited to the account were invested in one or more Investment Funds. The Participant may select up to six (or such greater number as the Administrator may determine). A Participant may make a separate selection with respect to each of his/her Deferred Benefit Accounts, but overall the Participant may not have investments in more than six (or such greater number as the Administrator may determine) Investment Funds.

     (b) Deferred Incentive Pay. A Participant's election regarding the allocation among investment options for valuation purposes in connection with a deferral of incentive pay under the PMA Capital Corporation Annual Incentive Plan shall be irrevocable, shall remain in effect until payment of the deferred incentive pay and may not at any time be modified. This provision shall be administered in accordance with Section 162(m) of the Code and Treas. Reg.ss. 1.162-27(e)(2)(iii)(B).

        4.5 Administration of Investments. The investment gain or loss with respect to Credits on behalf of a Participant shall continue to be determined in the manner selected by the Participant pursuant to Section 4.4. If any Participant fails to file a designation, under either Section 4.4(a) or 4.4(b), he/she shall be deemed to have elected to continue to follow the investment designation, if any, in effect for the immediately preceding Plan Year as to all amounts deferred under this Plan. A designation filed by a Participant changing his/her Investment Funds, to the extent permitted under Section 4.4(a), shall apply to either future contributions, amounts already accumulated in his/her Deferred Benefit Accounts, or both. A Participant may change his/her investment selection under Section 4.4(a) no more than once each calendar quarter.

        4.6 Valuation of Deferred Benefit Accounts. The Deferred Benefit Accounts of each Participant shall be valued daily based upon the performance of the Investment Fund or Funds selected by the Participant. Such valuation shall reflect the net asset value expressed per share of each designated Investment Fund. The fair market value of an Investment Fund shall be determined by the Administrator. Each Deferred Benefit Account shall be valued separately. A valuation summary shall be prepared on each Determination Date.

        4.7 Suballocation Within Deferred Benefit Accounts.

     (a) In the event a Participant allocates a portion of his/her anticipated Credits to an Education Account, the Participant may further allocate among subaccounts on behalf of any Eligible Dependent. In the absence of such suballocation, all Credits to the Participant’s Education Account shall be equally allocated among the Participant’s Eligible Dependents.

     (b) In the event a Participant allocates a portion of his/her anticipated Credits to a Fixed Period Benefit Account, the Participant may further allocate among subaccounts differentiated by benefit distribution dates.

(c) Notwithstanding the foregoing, at any point in time a Participant may not have more than a total of five Accounts and subaccounts.

        4.8 Investment Obligation of the Plan Sponsor. Benefits are payable as they become due irrespective of any actual investments the Plan Sponsor may make to meet its obligations. Neither the Plan Sponsor, nor any trustee (in the event the Plan Sponsor elects to use a grantor trust to accumulate funds) shall be obligated to purchase or maintain any asset, and any reference to investments or Investment Funds is solely for the purpose of computing the value of benefits. To the extent a Participant or any person acquires a right to receive payments from the Plan Sponsor under this Plan, such right shall be no greater than the right of any unsecured creditor of the Plan Sponsor. Neither this Plan nor any action taken pursuant to the terms of this Plan shall be considered to create a fiduciary relationship between the Plan Sponsor and the Participants or any other persons or to establish a trust in which the assets are beyond the claims of any unsecured creditor of the Plan Sponsor.

ARTICLE V —VESTING

        5.1 Vesting Schedule. A Participant shall, subject to Section 6.2(b), at all times have a fully Vested interest with respect to the Executive Deferral Contributions to his/her Deferred Benefit Accounts. A Participant shall also have shall, subject to Section 6.2(b), a fully Vested interest in the Matching Contributions previously made to his/her Deferred Benefit Accounts as of January 1, 1999.

ARTICLE VI —BENEFITS

        6.1 Normal Payment of Benefits. Except as provided in Section 6.2, a Participant's benefits shall be paid as follows:

     (a) Retirement Account. If a Participant remains continuously employed by a Participating Company until he/she satisfies the age and service requirements for retirement under the PMA Capital Corporation Pension Plan, the Plan Sponsor shall pay the Participant a benefit either:

(1) In an amount equal to the balance in the Participant's Retirement Account in two installments:

(i) The first installment, in an amount equal to 50% of the balance in the Retirement Account, shall be paid within 60 days following his/her Employment Termination Date; and

     (ii) The second installment, in an amount equal to the remaining balance in the Retirement Account, shall be paid during the first Annual Distribution Period following the date on which the first installment was paid; or

(2) If the Participant makes an irrevocable election at least 90 days prior to the Plan Year in which he/she retires, in the following five annual installments:

(i) During the first Annual Distribution Period following the Participant’s Employment Termination Date, an amount equal to 20% of the balance in the Participant’s Retirement Account;

(ii) During the second Annual Distribution Period following the Participant’s Employment Termination Date, an amount equal to 25% of the then balance in the Participant’s Retirement Account;

(iii) During the third Annual Distribution Period following the Participant’s Employment Termination Date, an amount equal to 33% of the then balance in the Participant’s Retirement Account;

(iv) During the fourth Annual Distribution Period following the Participant’s Employment Termination Date, an amount equal to 50% of the then balance in the Participant’s Retirement Account; and

(v) During the fifth Annual Distribution Period following the Participant’s Employment Termination Date, an amount equal to the then remaining balance in the Participant’s Retirement Account.

     (b) Education Account. If a Participant who has established a subaccount in his/her Education Account for an Eligible Dependent remains continuously employed by a Participating Company until January 1st of the year in which the Eligible Dependent reaches an age set forth below, the Plan Sponsor shall pay to the Participant during the Annual Distribution Period for that year a benefit determined as follows:

Age Eligible Dependent Will Attain During Year	Percent of Eligible Dependent's Subaccount

18	25%
19	33%
20	50%
21	remainder

     In the event an Eligible Dependent, with respect to whom an Education Account is maintained, dies prior to the payment of the balance to the credit of such Education Account, then the Plan Sponsor shall pay an amount equal to the remaining balance to the credit of such Education Account to the Participant within a reasonable time following receipt of proof of such death.

     (c) Fixed Period Benefit Account. As long as the Participant remains continuously employed by the Participating Company, the Plan Sponsor shall pay to the Participant an amount equal to the balance in the Participant’s Fixed Period Benefit Account in accordance with the pre-existing distribution schedule applicable thereto.

(d) Benefit Upon Termination of Employment or Following Death.

     (1) Benefit Upon Termination of Employment. Upon a Participant’s Employment Termination Date, the Plan Sponsor shall pay to the Participant an amount equal to the balance in the Participant’s Deferred Benefit Accounts in two installments:

(i) The first installment, in an amount equal to 50% of the balance in the Deferred Benefit Accounts, shall be paid within 60 days following his/her Employment Termination Date; and

     (ii) The second installment, in an amount equal to the then remaining balance in the Deferred Benefit Accounts, shall be paid during the first Annual Distribution Period following the date on which the first installment was paid.

     For purposes of this Section 6.1(d)(1), a Participant who has been out of work for twenty-six weeks due to short-term disability shall be deemed to have terminated his or her employment on the last day of the twenty-six week period and such last day shall be deemed to be such Participant’s Employment Termination Date.

     (2) Benefit Following Death. Upon a Participant’s date of death, the Administrator shall reduce the balance in the Participant’s Retirement Account by the amount that the Participant has previously received or shall receive pursuant to Section 6.1(a). Thereafter, the Plan Sponsor shall pay to the Participant’s Beneficiary a single sum payment, in cash, equal to the remaining balance in the Participant’s Deferred Benefit Accounts. Payment under this Section 6.1(d)(2) shall be made as soon as practicable following the receipt by the Plan Sponsor of acceptable proof of the Participant’s death.

     (e) Earnings where Installment Payments Are Made.Where any benefit is paid in annual installments, the undistributed balance credited to the Account during the period of the installment payments and ending on the date of the last installment payment shall be credited with investment earnings or debited with investment losses in accordance with Section 4.6.

        6.2 Special Payment of Benefits.

(a) Payment in Event of Unforeseen Financial Emergency. A Participant may request an accelerated payment of some or all of his/her benefit under the Plan to meet an Unforeseen Financial Emergency.

     (1) The request must be made in writing and filed with the Administrator and must be supported by evidence of the Unforeseen Financial Emergency. It must also specify the Deferred Benefit Accounts from which the benefit is to be paid.

     (2) The Administrator shall have sole and absolute discretion to grant or deny the Participant’s request. If the request is granted, the accelerated payment shall not be more than the amount deemed necessary by the Administrator to meet the Unforeseen Financial Emergency.

(3) Payments under this Section 6.2(a) shall reduce the remaining benefits to, or related to, the Participant under this Plan.

     (b) Reduced Benefit Upon Request. A Participant may elect in writing at any time to receive an immediate distribution of a reduced benefit under the Plan. The Participant shall specify in his/her election the Deferred Benefit Accounts from which the benefit shall be paid.

     (1) Except as otherwise provided in Section 6.2(b)(2), the amount of the benefit shall equal the amount requested by the Participant, reduced by the lesser of 10% of the amount the Participant requested or $50,000.

     (2) If the Participant’s election under this Section 6.2(b) is made within 60 days following a Change of Control, the amount of the benefit shall equal the amount requested by the Participant, reduced by the lesser of 5% of the amount the Participant requested or $25,000.

     (3) Upon receipt of a Participant’s election, the Administrator shall (i) reduce the balance of the Participant’s Deferred Benefit Accounts by the full amount that the Participant has requested, and (ii) direct the Plan Sponsor to pay the Participant the reduced benefit. The amount by which the benefit is reduced shall be automatically forfeited without any further action or consent of the Participant.

     (c) Change of Control where Installment Payments Being Made. In the event installment payments are being made to a Participant under Section 6.1 and a Change of Control of the Plan Sponsor occurs prior to the Participant’s receiving all installment payments under Section 6.1, any undistributed balance credited to the Participant’s Deferred Benefit Accounts shall be paid by the Plan Sponsor in a single sum payment, in cash, to the Participant as soon as practicable following the Change of Control.

        6.3 Reduction of Amount of Benefit Payment in Certain Cases.

     (a) Reduction of Benefit Payments. Notwithstanding any provision of the Plan to the contrary, the Administrator shall cause any payment under this Plan to a Participant who is a “Covered Employee,”as defined below, to be reduced to the extent that such Participant’s scheduled distribution under the Plan, when added to such Participant’s estimated “Applicable Employee Remuneration,”as defined below, from the Plan Sponsor and any other Participating Company for the taxable year would exceed the “Code Section 162(m) Deduction Limitation,”as defined below. The amount of any scheduled distribution which is not paid to the Participant under this Section 6.3(a) shall be transferred to the Participant’s Retirement Account and distributed in accordance with Section 6.1(a).

(b) Definitions.

(1) Covered Employee. The term “Covered Employee”means an executive officer of the Plan Sponsor or other Participating Company designated by the Plan Administrator to be a “Covered Employee”.

     (2) Code Section 162(m) Deduction Limitation. The term “Code Section 162(m) Deduction Limitation”means the Applicable Employee Remuneration of any Covered Employee for the taxable year that exceeds $1,000,000 or any comparable limit specified in any future legislation amending, supplementing or superseding Code Section 162(m).

     (3) Applicable Employee Remuneration. The term “Applicable Employee Remuneration,”except as otherwise provided below, means, with respect to any Covered Employee for any taxable year, the aggregate amount allowable as a deduction under Chapter 1 of Subtitle A of the Code for such taxable year (determined without regard to section 162(m) of the Code) for “Remuneration,”as defined below, for services performed by such Covered Employee (whether or not during the taxable year). The term “Applicable Employee Remuneration”shall not include:

(i) Any Remuneration payable on a commission basis solely on account of income generated directly by the individual performance of the individual to whom such Remuneration is payable.

(ii) Any Remuneration that is “qualified performance based compensation”under Code Section 162(m).

     (iii) Any Remuneration payable under a written binding contract which was in effect on February 17, 1993, and which was not modified thereafter in any material respect before such Remuneration is paid.

(4) Remuneration. The term "Remuneration" includes any remuneration (including benefits) in any medium other than cash, but shall not include -

(i) Any payment referred to in so much of Code section 3121(a)(5) as precedes subparagraph (E) thereof , and

     (ii) Any benefit provided to or on behalf of an employee if at the time such benefit is provided it is reasonable to believe that the employee will be able to exclude such benefit from gross income under Chapter 1 of Subtitle A of the Code.

For purposes of (i) above, Code section 3121(a)(5) shall be applied without regard to Code section 3121(v)(1).

ARTICLE VII —ADMINISTRATION OF THE PLAN

        7.1 Administrator. The Committee appointed by the President of the Plan Sponsor is hereby designated as the administrator of the Plan. If no Committee is appointed by the Plan Sponsor as the Administrator, the Plan Sponsor shall be the Administrator of the Plan. The Administrator shall have the authority to control and manage the operation and administration of the Plan. The President of the Plan Sponsor may appoint another person to be the Administrator at any time. The President of the Plan Sponsor may also remove an Administrator and fill any vacancy which may arise.

        7.2 Committee Action. If a Committee is appointed as Administrator, the following rules apply:

     (a) On all matters within the jurisdiction of the Committee, the decision of a majority of the members of the Committee shall govern and control. The Committee may take action either at a meeting or in writing without a meeting, provided that in the latter instance all members of the Committee shall have been advised of the action contemplated and that the written instrument evidencing the action shall be signed by a majority of the members.

     (b) The President of the Plan Sponsor shall appoint the Chair of the Committee. The Committee may appoint, either from among its members or otherwise, a secretary who shall keep a record of all meetings and actions taken by the Committee. Either the Chair of the Committee or any member of the Committee designated by the Chair shall execute any certificate, instrument or other written direction on behalf of the Committee. Any action taken on matters within the discretion of the Committee shall be final and conclusive as to the parties thereto and as to all Participants or Beneficiaries claiming any right under the Plan.

        7.3 Powers and Duties of the Administrator. The Administrator shall have all powers necessary to supervise the administration of the Plan and to control its operation in accordance with its terms, including, without limiting the generality of the foregoing, the power to:

     (a) Appoint, retain, and terminate such persons as it deems necessary or advisable to assist in the administration of the Plan or to render advice with respect to the responsibilities of the Administrator under the Plan, including accountants, attorneys and physicians;

(b) Make use of the services of the employees of the Participating Company in administrative matters;

(c) Obtain and act on the basis of all valuations, certificates, opinions and reports furnished by the persons described in (a) or (b) above;

(d) Review the manner in which benefit claims and other aspects of the Plan administration have been handled by the employees of the Participating Company;

     (e) Determine all benefits and resolve all questions pertaining to the administration and interpretation of the Plan provisions, either by rules of general applicability or by particular decisions; to the maximum extent permitted by law, all interpretations of the Plan and other decisions of the Administrator shall be conclusive and binding on all parties;

     (f) Adopt such forms, rules and regulations as it shall deem necessary or appropriate for the administration of the Plan and the conduct of its affairs, provided that any such forms, rules and regulations shall not be inconsistent with the provisions of the Plan;

(g) Remedy any inequity from incorrect information received or communicated or from administrative error;

(h) Commence or defend any litigation arising from the operation of the Plan in any legal or administrative proceeding;

(i) To determine all considerations affecting the eligibility of any Eligible Employee to become a Participant or remain a Participant in the Plan;

(j) To determine the status and rights of Participants and their Eligible Dependents and Beneficiaries:

(k) Direct the Plan Sponsor to pay benefits under the Plan, and to give such other directions and instructions as may be necessary for the proper administration of the Plan; and

(l) Be responsible for the preparation, filing and disclosure on behalf of the Plan of such documents and reports as are required by any applicable federal or state law.

        7.4 Decisions of Administrator. All decisions of the Administrator, and any action taken by it in respect of the Plan shall be conclusive and binding on all persons, subject to the claims and appeal procedure described in Section 7.10 hereof.

        7.5 Expenses. All expenses incident to the operation and administration of the Plan reasonably incurred, including, without limitation by way of specification, the fees and expenses of attorneys and advisors, and for such other professional, technical and clerical assistance as may be required, shall be paid by the Plan Sponsor.

        7.6 Eligibility to Participate. No member of the Administrator who is also an officer shall be precluded from participating in the Plan if otherwise eligible, but he or she shall not be entitled, as a member of the Administrator, to act or pass upon any matters pertaining specifically to his or her own benefit under the Plan.

        7.7 Insurance and Indemnification for Liability. The rules relating to the insurance and indemnification for liability are as follows:

     (a) Insurance.The Plan Sponsor may, in its discretion, obtain, pay for, and keep current a policy or policies of insurance, insuring members of the Administrator and other employees to whom any responsibility with respect to administration of the Plan has been delegated against any and all liabilities, costs and expenses incurred by such persons as a result of any act, or omission to act, in connection with the performance of their duties, responsibilities and obligations under the Plan and any applicable Federal or state law.

     (b) Indemnity.If the Plan Sponsor does not obtain, pay for, and keep current the type of insurance policy or policies referred to in Section 7.7(a) above, or if such insurance is provided but any of the members of the Administrator or other employees referred to in Section 7.7(a) above incur any costs or expenses which are not covered under such policies, then, in either event, the Plan Sponsor shall, to the extent permitted by law, indemnify and hold harmless such parties against any and all costs, expenses and liabilities incurred by such parties in performing their duties and responsibilities under this Plan, provided such party or parties were acting in good faith within what was reasonably believed to have been in the best interests of the Plan and its Participants.

        7.8 Agent for Service of Legal Process. The name and address of the person designated as the agent for service of legal process are:

Plan Administrator
PMA Capital Corporation
1735 Market Street, 27th Floor
Philadelphia, PA 19103

        7.9 Delegation of Responsibility. The Administrator may designate a committee of one or more persons to carry out any of the responsibilities or functions assigned or allocated to the Administrator under the Plan. Each reference to the Administrator in this Plan shall include the Administrator as well as any person to whom the Administrator may have delegated the performance of a particular function or responsibility under this Section 7.9.

        7.10 Claims Procedure.

     (a) Claim for Benefits.All claims for benefits under the Plan shall be made in writing and shall be signed by the applicant. Claims shall be submitted to a representative designated by the Administrator and hereinafter referred to as the “Claims Coordinator”.

     Each claim hereunder shall be acted on and approved or disapproved by the Claims Coordinator within 60 days following the receipt by the Claims Coordinator of the information necessary to process the claim.

     In the event the Claims Coordinator denies a claim for benefits, in whole or in part, the Claims Coordinator shall notify the applicant in writing of the denial of the claim and notify such applicant of his or her right to a review of the Claims Coordinator’s decision by the Administrator. Such notice by the Claims Coordinator shall also set forth, in a manner calculated to be understood by the applicant, the specific reason for such denial, the specific Plan provisions on which the denial is based, a description of any additional material or information necessary to perfect the claim, with an explanation of why such material or information is necessary, and an explanation of the Plan’s claims review procedure as set forth in this Section 7.10.

     If no action is taken by the Claims Coordinator on an applicant’s claim within 60 days after receipt by the Claim Coordinator, such application shall be deemed to be denied for purposes of the following appeals procedure.

     (b) Appeals Procedure.Any applicant whose claim for benefits is denied in whole or in part (“Claimant”) may appeal from such denial to the Administrator for a review of the decision by the Administrator. Such appeal must be made within six months after the Claimant has received written notice of the denial as provided above in Section 7.10(a). An appeal must be submitted in writing within such period and must:

(1) Request a review by the Administrator of the claim for benefits under the Plan;

(2) Set forth all of the grounds upon which the Claimant's request for review is based and any facts in support thereof; and

(3) Set forth any issues or comments which the Claimant deems pertinent to the appeal.

     The Administrator shall regularly review appeals by Claimants. The Administrator shall act upon each appeal within 60 days after receipt thereof unless special circumstances require an extension of the time for processing the Claimant’s request for review. If such an extension of time for processing is required, written notice of the extension shall be forwarded to the Claimant prior to the commencement of the extension. In no event shall such extension exceed a period of 120 days after the request for review is received by the Administrator.

     The Administrator shall make a full and fair review of each appeal and any written materials submitted by the Claimant and/or the Participating Company in connection therewith. The Administrator may require the Claimant and/or the Participating Company to submit such additional facts, documents or other evidence as the Administrator in its discretion deems necessary or advisable in making its review. The Claimant shall be given the opportunity to review pertinent documents or materials upon submission of a written request to the Administrator, provided the Administrator finds the requested documents or materials are pertinent to the appeal.

     On the basis of its review, the Administrator shall make an independent determination of the Claimant’s eligibility for benefits under the Plan. The decision of the Administrator on any claim for benefits shall be final and conclusive upon all parties thereto.

     In the event the Administrator denies an appeal, in whole or in part, the Administrator shall give written notice of the decision to the Claimant, which notice shall set forth, in a manner calculated to be understood by the Claimant, the specific reasons for such denial and which shall make specific reference to the pertinent Plan provisions on which the Administrator’s decision was based.

     (c) Compliance with Regulations.It is intended that the claims procedure of this Plan be administered in accordance with the claims procedure regulations of the Department of Labor set forth in 29 CFR § 2560.503-1.

ARTICLE VIII —AMENDMENT AND TERMINATION

        8.1 Amendment or Termination.

     (a) The Board of Directors shall have the right to alter, amend, modify, restate or terminate the Plan, or any part thereof, through the adoption of a written resolution when in its absolute discretion, it determines such action to be advisable; provided, however, that no such action by the Board of Directors shall reduce the amount credited to any Account at the time of the adoption of the amendment, modification or restatement and no such amendment, modification or restatement or termination may occur as a result of a Change of Control, within two years after a Change of Control, or as part of any plan to effect a Change of Control. Each amendment shall be set forth in a written instrument.

     (b) In the event of termination, the Plan Sponsor, at its option, may pay each Participant an amount equal to the total amount credited to the Participant’s Accounts in a single sum payment of cash or, in the alternative, pay such amount in accordance with the provisions of Article VI. Termination of the Plan shall not serve to reduce the amount credited to a Participant’s Accounts on the date of termination. Moreover, no such termination may occur as a result of a Change of Control, within two years after a Change of Control, or as part of any plan to effect a Change of Control.

ARTICLE IX —MISCELLANEOUS

        9.1 Funding. Nothing contained in this Plan and no action taken pursuant to this Plan will create or be construed to create or require a funded arrangement or any kind of fiduciary duty between the Plan Sponsor and/or the Administrator and a Participant. Benefits payable under this Plan to a Participant or Beneficiary, if applicable, shall be paid directly by each Plan Sponsor from a grantor trust (the “Trust”) within the meaning of Section 671 of the Code, to the extent that such benefits are not paid from the general assets of the Plan Sponsor. The Trust must be an irrevocable grantor trust, the assets of which are subject to the claims of the general creditors of the Plan Sponsor in the event of its insolvency, defined for the purposes of this provision as the Plan Sponsor’s inability to pay its debts as they become due or that the Plan Sponsor is subject to a pending proceeding under the United States Bankruptcy Code. Except as to any amounts paid or payable to the Trust, the Plan Sponsor shall not be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Plan, and the Participant and his or her Beneficiary shall not have any property interest in any specific assets of the Plan Sponsor other than an unsecured right to receive payments from the Plan Sponsor as provided herein. To the extent any person acquires a right hereunder, such right(s) shall be no greater than those of a general, unsecured creditor of the Plan Sponsor. In the event that the amounts accumulated in the Trust are not sufficient to pay the benefits payable under this Plan, such benefits shall be paid directly from the general assets of the Plan Sponsor.

        9.2 Status of Employment. Neither the establishment or maintenance of the Plan, nor any action of the Plan Sponsor or any Participating Company or the Administrator shall be held or construed to confer upon any individual any right to be continued as an officer or other employee nor, upon dismissal, any right or interest in any assets of the Plan Sponsor or a Participating Company nor to affect any Participant’s right to terminate his/her employment at any time.

        9.3 Payments to Minors and Incompetents. If a Participant or Beneficiary or Eligible Dependent entitled to receive any benefits hereunder is a minor or is deemed by the Administrator or is adjudged to be legally incapable of giving a valid receipt and discharge for such benefits, they will be paid to the duly appointed guardian of such minor or incompetent or to such other legally appointed person as the Administrator may designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

        9.4 Inalienability of Benefits.

(a) Benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind,

whether voluntary or involuntary. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits under the Plan shall be void. Neither the Plan Sponsor nor any other Participating Company shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits under the Plan.

     (b) Notwithstanding Section 9.4(a), if a Participant is indebted to the Plan Sponsor or any other Participating Company at any time when payments are to be made by the Plan Sponsor to the Participant under the provisions of the Plan, the Plan Sponsor shall have the right to reduce the amount of payment to be made to the Participant (or the Participant’s Beneficiary or Eligible Dependent) to the extent of such indebtedness. Any election by the Plan Sponsor not to reduce such payment shall not constitute a waiver of its claim for such indebtedness.

        9.5 Governing Law. Except to the extent preempted by Federal law, the Plan shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania.

        9.6 Severability. In case any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provisions had never been set forth.

        9.7 Required Information to Administrator. Each Participant will furnish to the Administrator such information as the Administrator considers necessary or desirable for purposes of administering the Plan, and the provisions of the Plan respecting any payments thereunder are conditional upon the Participant’s furnishing promptly such true, full and complete information as the Administrator may request. The Administrator, in its sole discretion, may request a Participant to submit proof of his/her age. The Administrator will, if such proof of age is not submitted when requested, use as conclusive evidence thereof such information as is deemed by it to be reliable, regardless of the lack of proof. Any notice or information which, according to the terms of the Plan or the rules of the Administrator, must be filed with the Administrator, shall be deemed so filed if addressed and either delivered in person or mailed to and received by the Administrator at the following address:

Plan Administrator
PMA Capital Corporation
1735 Market Street, 27th Floor
Philadelphia, PA 19103

Failure on the part of the Participant or Beneficiary or Eligible Dependent to comply with any such request within a reasonable period of time shall be sufficient grounds for delay in the payment of benefits under the Plan until such information or proof is received by the Administrator.

        9.8 Income and Payroll Tax Withholding. To the extent required by the laws in effect at the time payments are made under this Plan, the Plan Sponsor shall withhold from such deferred compensation payments any taxes required to be withheld for federal, state or local tax purposes.

        9.9 Application of Plan. The Plan, as set forth herein, shall apply to any Participant terminating employment on or after the Restatement Effective Date.

        9.10 No Effect on Other Benefits. No amount credited under this Plan shall be deemed part of the total compensation for the purpose of computing benefits to which a Participant may be entitled under any pension plan or other supplemental compensation arrangement, unless such plan or arrangement specifically provides to the contrary. The amounts payable to the Participant hereunder will be in addition to any benefits paid or payable to the Participant under any other pension, disability, annuity or retirement plan or policy whatsoever. Nothing herein contained will in any manner modify, impair or affect any existing or future rights of the Participant to participate in any other employee benefits plan or receive benefits in accordance with such plan or to participate in any current or future pension plan of a Participating Company or any supplemental arrangement which constitutes a part of the Participating Company’s regular compensation structure.

        9.11 Inurement. The Plan shall be binding upon, and shall inure to, the benefit of the Participating Company and its successors and assigns, and the Participant and the Participant’s Beneficiaries, Eligible Dependents, successors, heirs, executors and administrators.

        9.12 Notice. Any notices or elections required or permitted to be given or made under this Plan will be sufficient if in writing and if sent by first class, postage paid mail to the Participant’s last known address as shown on the Participating Company’s personnel records or to the principal office of the Participating Company, as the case may be. The date of such mailing shall be deemed the date of notice, consent or demand. Either party may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.

        9.13 Captions. The captions contained in and the table of contents prefixed to the Plan are inserted only as a matter of convenience and for ease of reference in no way define, limit, enlarge or describe the scope or intent of this Plan or in any way affect the Plan or the construction of any provision thereof.

        9.14 Acceleration of Payments. Notwithstanding any other provision of the Plan, if the Administrator determines, based on a change in the tax or revenue laws of the United States of America, a published ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury or his/her delegate, a decision by a court of competent jurisdiction involving a Participant, or a closing agreement involving a Participant made under Section 7121 of the Code that is approved by the Commissioner, that such Participant or Beneficiary or Eligible Dependent has recognized or will recognize income for federal income tax purposes with respect to benefits that are or will be payable to the Participant under the Plan before they otherwise would be paid to the Participant or the Beneficiary or Eligible Dependent (as applicable), upon the request of the Participant or Beneficiary or Eligible Dependent, the Administrator shall immediately make distribution to the Participant or Beneficiary or Eligible Dependent of the amount so taxable.

        9.15 Reporting and Disclosure Requirements. In order to comply with the requirements of Title I of ERISA, the Administrator shall:

     (a) File a statement with the Secretary of Labor that includes the name and address of the employer, the employer identification number assigned by the Internal Revenue Service, a declaration that the employer maintains the Plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and a statement of the number of such plans and the number of employees in each; and

     (b) Provide plan documents, if any, to the Secretary of Labor upon request as required by Section 104(a)(1) of ERISA. It is intended that this provision comply with the requirements of 29 CFR §2520.104-23.

        This method of compliance is available to the Plan only so long as the Plan is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and for which benefits are paid as needed solely from the general assets of the employer or are provided exclusively through insurance contracts or policies, the premiums for which are paid directly by the employer from its general assets, issued by an insurance company or similar organization which is qualified to do business in any State, or both.

        9.16 Gender and Number. Whenever any words are used herein in any specific gender, they shall be construed as though they were used in any other applicable gender. The singular form, whenever used herein, shall mean or include the plural form where applicable and vice versa.

ARTICLE X —ADOPTION BY AFFILIATED EMPLOYERS

        10.1 Adoption of Plan. The following rules shall apply with respect to the adoption of the Plan:

(a) Adoption by Affiliated Employers. The terms of this Plan may be adopted by any Affiliated Employer, provided:

(1) The Board of Directors consents to such adoption by an appropriate written resolution;

(2) The board of directors of the Affiliated Employer adopts this Plan by an appropriate written resolution which defines the Eligible Employees;

     (3) The Affiliated Employer executes a Plan Adoption Agreement in the form attached hereto as Plan Exhibit A, applicable to the Eligible Employees of such Affiliated Employer. The Affiliated Employer may elect in such Adoption Agreement to have special provisions apply with respect to the Eligible Employees of the Affiliated Employer which differ from the provisions of the Plan applicable to other Eligible Employees; and

(4) The Affiliated Employer executes such other documents as may be required to make such Affiliated Employer a party to the Plan as a Participating Company.

(b) Effect of Adoption. An Affiliated Employer which adopts the Plan and the Trust Agreement is thereafter a Participating Company with respect to its Eligible Employees.

        10.2 Withdrawal from Plan. Any Participating Company may at any time withdraw from the Plan upon giving the Board of Directors at least 30 days prior written notice of its intention to withdraw.

        10.3 Application of Withdrawal Provisions. The withdrawal provisions contained in Section 10.2 shall be applicable only if the withdrawing Participating Company continues to cover its Participants under a plan similar to this Plan. Otherwise the termination provisions of the Plan shall apply.

        10.4 Plan Sponsor Appointed Agent of Participating Companies. As a condition precedent to the adoption of the Plan, each Affiliated Employer must appoint the Board of Directors as its agent to exercise on its behalf all of the power and authority conferred upon the Plan Sponsor by the Plan, including, without limitation, the power to amend or to terminate the Plan.

        TO RECORD the adoption of this amendment and restatement of the Plan, the Plan Sponsor has caused this document to be executed by its duly authorized officers as of the 29th day of March, 2001.

ATTEST:	PMA CAPITAL CORPORATION

/s/ Robert L. Pratter	By: /s/ Francis W. McDonnell
Robert L. Pratter, Secretary	Francis W. McDonnell, Senior Vice President,
Treasurer & Chief Financial Officer

APPENDIX A —LIST OF PARTICIPATING COMPANIES

(a)    PMA Capital Corporation

(b)    Pennsylvania Manufacturers’Association Insurance Company

(c)    PMA Capital Insurance Company (formerly PMA Reinsurance Corporation)

(d)    Caliber One Indemnity Company

(e)    Caliber One Management Company, Inc.

(f)    PMA Management Corporation

(g)    PMA Re Management Company

PLAN EXHIBIT A —PLAN ADOPTION AGREEMENT

[INSERT NAME OF ADOPTING AFFILIATED EMPLOYER]

PMA CAPITAL CORPORATION EXECUTIVE DEFERRED COMPENSATION PLAN

[NOTE: Plan Exhibit A is not to be completed or executed. If an Affiliated Employer adopts the Plan, a separate instrument following the form of this Plan Exhibit A shall be completed and filed with the Administrator.]

By executing this Adoption Agreement, [ NAME OF ADOPTING AFFILIATED EMPLOYER], on this ________ day of __________, ___________ hereby adopts the PMA CAPITAL CORPORATION EXECUTIVE DEFERRED COMPENSATION PLAN (“Plan”), the terms of which Plan are incorporated herein by reference, and by adopting said Plan hereby becomes a Participating Company in said Plan effective __________, ____.

        1. The Effective Date of the Plan hereby created or continued is __________, ____.

        2. The Board of Directors of PMA CAPITAL CORPORATION consented to the adoption of the Plan by the Affiliated Employer named herein on __________, ____.

        3. The Board of Directors of [NAME OF ADOPTING AFFILIATED EMPLOYER] adopted the Plan on __________, ___.

Attest:	Name of Participating Company

[SEAL]

By
Secretary	President

Attest:	ADOPTION CONSENTED TO BY: PMA CAPITAL CORPORATION

[SEAL]

By
Secretary	President